Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
RENT-A-CENTER, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Rent-A-Center, Inc., a Delaware corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1. The Certificate of Incorporation of the Corporation, as amended, is hereby amended solely to reflect a change in the name of the Corporation by deleting Article FIRST thereof and inserting the following in lieu thereof:
“FIRST. The name of the corporation is Upbound Group, Inc. (the “Corporation”).”
2. The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the amendment described herein in accordance with the provisions of Section 242(b)(1) of the General Corporation Law of the State of Delaware.
3. The amendment described herein has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
4. This Certificate of Amendment and the amendment contemplated hereby shall become effective at 12:01 a.m. Eastern time on February 22, 2023.
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 21st day of February, 2023.

RENT-A-CENTER, INC.

By: /s/ Bryan Pechersky
Name: Bryan Pechersky
Title: Executive Vice President, General Counsel
and Corporate Secretary